EXHIBIT 99.1

Nocopi Technologies Enters Into Private Placement to Further Increase Cash Position

Approves 1-for-10 Reverse Stock Split to Enable Completion of Funding

King of Prussia, PA, August 5, 2022 - Nocopi Technologies, Inc. (OTC Pink: NNUP), a developer of specialty reactive inks today announced that on August 1, 2022 the company entered into a stock purchase agreement (“Purchase Agreement”) in connection with a private placement for total gross proceeds of $3.5 million. The Purchase Agreement provides for the issuance of an aggregate of 2,500,000 shares of the Company’s common stock to two investors at a purchase price of $1.40 per share, as adjusted for the Company’s contemplated one-for-ten (1:10) reverse stock split of the Company’s common stock, par value $0.01 per share. The shares to be sold in the Purchase Agreement were priced at-the-market based on the volume weighted average price of Nocopi shares of approximately $0.14 during the 21-day period ending on July 29, 2022. In connection with this transaction, Nocopi did not incur any placement fees or commissions.

“Over the last four years, our financial discipline has allowed us to eliminate all long-term debt while prudently growing the business and increasing our cash levels. Following the closing of the Purchase Agreement, we will be further positioned to pursue organic and strategic growth opportunities. We are excited to embark on a new phase of growth at Nocopi, supported by our enhanced board of directors and shareholders and a potentially very robust balance sheet that will allow us to actively pursue a variety of opportunities to expand our business. We remain focused on growing intrinsic value per share” said Chairman and CEO Michael Feinstein.

In connection with the Purchase Agreement, on August 1, 2022, the Company entered into a registration rights agreement, which provides that on or prior to August 1, 2023, the Company must file a registration statement to register the shares of common stock purchased pursuant to the Purchase Agreement.

The closing of the Purchase Agreement is subject to the occurrence of the reverse stock split and the Company’s satisfaction of certain additional conditions. There is no guarantee that the closing of the Purchase Agreement will occur.

1-for-10 Reverse Split

To enable the private placement transaction, the Board of Directors has approved a 1-for-10 (1:10) reverse stock split of its common stock. The effective date of the reverse stock split is Friday, August 26, 2022. Pursuant to the reverse stock split, Nocopi shareholders will receive one (1) new share of common stock for every ten (10) shares held prior to the effective date. Any fractional shares will be rounded up to the next whole share.

On August 5, 2022, the Company filed a Current Report on Form 8-K with the U.S. Securities and Exchange Commission that contains additional information relating to the Purchase Agreement, registration rights agreement, and the reverse stock split. The Current Report on Form 8-K is available at www.sec.gov.

About Nocopi Technologies (www.nocopi.com)

Nocopi develops and markets specialty reactive inks for unique, mess-free applications in the entertainment, toy and educational product markets. Nocopi also develops and markets document and product authentication technologies designed to combat fraudulent document reproduction, product counterfeiting and/or unauthorized product diversion. Nocopi derives revenue from technology licensing agreements as well as from the sale of its proprietary inks and other products to licensees and/or their licensed printers. Nocopi’s products and systems include trade secrets as well as patented technologies.

Safe Harbor for Forward-Looking Statements

This release may contain projections and other "forward-looking statements" relating to Nocopi’s business, that are often identified by the use of "believes," "expects" or similar expressions. Forward-looking statements involve a number of estimates, assumptions, risks and uncertainties that may cause actual results to differ materially from those anticipated. Forward-looking statements may address uncertainties regarding customer preferences or demand for products incorporating Nocopi technology that underlie the company’s revenue expectations, the company’s ability to develop new products and new product applications, the financial condition of customers and the timeliness of their payments, the impact of fluctuations in currencies, global trade and shipping markets, etc. Actual results could differ from those projected due to numerous factors and uncertainties, and Nocopi can give no assurance that such statements will prove to be correct nor that Nocopi’s actual results of operations, financial condition and performance will not differ materially from those reflected or implied by its forward-looking statements. Investors should refer to the risk factors outlined in Nocopi’s Form 10-K, Form 10-Q and other SEC reports available at www.sec.gov. Forward-looking statements are made as of the date of this news release; Nocopi assumes no obligation to update these statements.

Twitter – Investors: @NNUP_IR

Investor & Media Contacts

Chris Eddy or David Collins

Catalyst IR

212-924-9800

nnup@catalyst-ir.com